Exhibit 5.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Westport Innovations Inc.
We consent to the use of our report dated May 14, 2009, with respect to the consolidated balance sheets of Westport Innovations Inc. as of March 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2009, incorporated by reference in Amendment No.1 to the Registration Statement on Form F-10 (333-160709) and to the reference to our firm under the heading “Auditors” in the prospectus.
/s/  KPMG LLP
Chartered Accountants
Vancouver, Canada
July 28, 2009
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.